Exhibit 99.1

POWERWAVE TECHNOLOGIES COMPLETES PURCHASE OF THE WIRELESS INFRASTRUCTURE BUSINESS OF FILTRONIC PLC

[Powerwave Logo] 1801 E. St. Andrew Place Santa Ana, CA 92705 (714) 466-1100 Fax 714-466-5800	FOR IMMEDIATE RELEASE Company Contact: Kevin Michaels (714) 466-1608

SANTA ANA, Calif. October 16, 2006—(BUSINESS WIRE)—Powerwave Technologies, Inc. (NASDAQ:PWAV—News) today announced that it has completed the purchase of the majority of the Wireless Infrastructure division business of Filtronic plc (LSE:FTC—News). The specific product lines purchased in this transaction include transmit/receive filters, integrated remote radio heads and power amplifier products, all for use in commercial wireless infrastructure base station equipment. Powerwave paid a purchase price consisting of 17.7 million shares of Powerwave common stock and $185 million in cash. Based on Powerwave’s closing stock price on Friday, October 13, 2006 of $6.28 per share, the transaction value is approximately $296.2 million.

“We are excited to complete the purchase of the Filtronic Wireless Infrastructure division business and we believe that this acquisition significantly enhances our position in the wireless infrastructure marketplace,” stated Ronald J. Buschur, President and Chief Executive Officer of Powerwave. “This acquisition further strengthens one of the broadest portfolios of products and services in the wireless industry, while specifically expanding our transmit and received filter product lines, as well as complementing our existing remote radio head products and RF conditioning products and significantly strengthening Powerwave’s design and engineering resources.”

This strategic acquisition provides Powerwave with the leading position in transmit and receive filter products, as well as broadens Powerwave’s RF conditioning and base station solutions product portfolio in addition to adding significant additional technology to its intellectual property portfolio. Filtronic’s Wireless Infrastructure business had a total 12-month revenue run rate for the period ending May 31, 2006 of approximately GBP 161 million, or approximately $298 million based on an USD/GBP exchange rate of $1.85 on October 13, 2006.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone 714-466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call 888-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Forward-Looking Statements

This press release contains “forward-looking” statements including statements regarding benefits of the proposed acquisition and expectations for our products. These statements are based on Powerwave’s management’s current expectations. There are a number of risks and uncertainties that could cause actual results to differ materially. For example, problems may arise in successfully integrating the acquired business. The acquisition may involve unexpected costs. We may be unable to achieve cost-cutting synergies. Other potential risks and uncertainties include, but are not limited to: customer order cancellations or deferrals; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and 3G networks; we require continued success in the design of new products and such products must be manufacturable and of good quality and reliability; our dependence on a limited number of customers for the majority of our revenues exposes us to potential reductions in revenue if such customers cease purchasing products from us; our business requires continued favorable business conditions and growth in the wireless communications market. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in Powerwave’s Form 10-K for the fiscal year ended January 1, 2006, and its Form 10-Q for the quarterly period ended July 2, 2006, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.